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Exhibit 5

        [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

June 17, 2005

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610

Re:
Penn National Gaming, Inc.—Nonqualified Stock Option Agreement with Peter M. Carlino—Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Penn National Gaming, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 95,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable upon the exercise of a nonqualified stock option granted to Peter M. Carlino by the Company (the "Option").

        In rendering our opinion, we have reviewed the Nonqualified Stock Option Agreement (the "Agreement"), dated February 6, 2003, between the Company and Peter M. Carlino evidencing the Option and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

        The opinion expressed below is based on the assumption that Mr. Carlino will acquire the Shares strictly in accordance with the terms of the Agreement.

        Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the Option (including the payment of any exercise price and the satisfaction of any vesting restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

        This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.

        This opinion is limited to the Federal law of the United States of America and the laws of the Commonwealth of Pennsylvania.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP

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  Exhibit 5